Exhibit 21.1

Subsidiaries of Apria, Inc.

(as of March 1, 2022)

Name	Jurisdiction of Incorporation or Organization
Apria Healthcare Group LLC	Delaware
Apria Healthcare LLC	Delaware
Apria Holdco LLC	Delaware
CPAP Sleep Store LLC	Delaware
DMEhub LLC	Delaware
Healthy Living Home Medical LLC	Delaware
Lofta	California